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RemedyTemp, Inc.

Q2 Fiscal 2006 Conference Call

May 11, 2006

Darren Kaya – Vice President of Finance – RemedyTemp, Inc.

Thank you, operator, and good morning everyone. Welcome to our conference call to discuss our fiscal 2006 second quarter as well as the definitive acquisition agreement RemedyTemp has entered into with Select Personnel Services. I’m Darren Kaya, Vice President, Finance, of RemedyTemp, Inc. and we appreciate your joining us on such short notice.

By now, you should have received the news release announcing results for the second quarter ended April 2, 2006 as well as the acquisition news release. If you have not, please call Donna Holzmann at 949-425-7754. She will either fax or e-mail a copy to you immediately.

We have arranged for a replay of today’s call that will be available through Thursday, May 25 at midnight Pacific Time, by dialing 888-286-8010, conference ID number 52701747. You may also visit our website at www.remedytemp.com for a replay, as well as for additional information about the Company.

During the course of today’s call, projections and other forward-looking remarks regarding future events or RemedyTemp’s future financial performance will be made. Such forward-looking statements involve material risks and uncertainties and are subject to change based on factors beyond the Company’s control.

We also refer you to the documents that RemedyTemp files from time to time with the SEC, specifically the most recently filed Forms 10-Q and 10-K. These documents contain important factors that could cause actual results to differ materially from those contained in management’s projections or forward-looking statements.

It is now my pleasure to introduce RemedyTemp’s President and Chief Executive Officer, Greg Palmer. Greg….

Greg Palmer - President and CEO – RemedyTemp, Inc.

Thanks, Darren.

Good morning everyone, and thank you for joining us.

Today was a big news day for RemedyTemp, with two important announcements:

As anticipated—actually, better than anticipated—Q2 was another outstanding quarter.

And, over and above that news, this morning we announced the signing of an agreement with Santa Barbara based Select Personnel Services—under which Select would acquire all the outstanding shares and options of Remedy for $17.00 per share, or approximately $169 million in cash.

The agreement represents a 39% premium over Wednesday’s closing stock price of $12.20 per share.

Select, which provides temporary staffing services for companies in a wide range of business sectors, posted annual revenues of $513 million in 2005.

The proposed transaction has the unanimous support of the RemedyTemp board of directors. It is subject to approval by a majority of Remedy’s shareholders, completion of Select’s planned financing, and other customary regulatory and closing conditions.

The entire board believes this transaction provides a solid return to our shareholders and affords RemedyTemp customers and employees an outstanding opportunity.

There are not too many further details to discuss related to the transaction at this point, but I would like to talk a little about Remedy’s second fiscal quarter, which typically is seasonally the weakest period for our industry. Thanks to a number of factors that we will be discussing today, the numbers for RemedyTemp came in strong.

We achieved net income of $568,000, equal to $0.06 per fully diluted share, for the quarter ended April 2, 2006, compared with a net loss of $1.4 million, or $0.15 per share, for the prior year.

This is the third consecutive quarter that we have reported profitable operations, following a three-year period of executing a disciplined strategy that focused on margin enhancement. We accomplished our turnaround objective through a shift in our business mix that today is providing far better returns and effectively reducing workers’ compensation expense; through adding to our sales staff; and by reducing and closely monitoring costs throughout the Company.

We exceeded our guidance for the quarter as pre-tax profits rose to $770,000 from a pre-tax loss of $1.9 million a year ago. In addition, our gross margin percentage advanced by nearly two points to 21.7% from 19.8% a year earlier.

As expected, revenues for the second quarter were down slightly on a comparative basis with the corresponding period last year. This was directly attributable to our strategy of eliminating certain low margin, high risk accounts last year, allowing us to concentrate on the type of business that already is enabling us to operate profitably. Approximately $35 million in light industrial business that did not meet our criteria was pruned during the past year; primarily in California.

While we will continue to monitor individual accounts for profitability and claims risk, the pruning was essentially completed by the second quarter of last year. So beginning with the current quarter—our third fiscal quarter—and going forward, the revenue comparisons with the prior year will be on a more apples-to-apples basis, and we fully anticipate favorable year-over-year comparisons.

Our strong second quarter also reflected a relatively stable pricing market for most staffing companies, along with the general economy virtually firing on all cylinders. Unemployment was low, the GDP was strong, and Fed officials made it clear that they were near the end of their march toward higher interest rates.

I’d like now to call upon Monty Houdeshell to review the second quarter numbers, then I’ll provide a little more insight into our operating highlights and the milestone agreement we announced this morning, and we’ll both be available to answer questions.

Monty…

Monty Houdeshell – Senior Vice President and CAO – RemedyTemp Inc.

Thanks, Greg.

It is always gratifying when a strategy is developed and executed to produce tangible financial results. This morning’s announcement provides a different kind of tangible result to our shareholders.

I will concentrate my remarks on the operating results.

The fundamental components of our strategy, were, and continue to be, to focus on the smaller-to-mid-sized accounts for all of our business units; pursue the growth opportunities afforded by our highly successful RemX® operation, as well as our direct-hire business; market our new Talent Magnet™ by Remedy brand; increase sales productivity and reduce operating expenses; continue to achieve a greater balance of revenue outside of California; and overhaul numerous internal practices regarding the management of workers’ compensation.

As Greg mentioned, the only strategic element of the past few years no longer applicable is the exiting of higher risk, lower margin accounts. We completed that. But because in last year’s second quarter there were still a number of accounts that we did not exit until the end of the period, revenues for the 2006 second quarter and first half of the current fiscal year were a little down by comparison.

For the fiscal 2006 second quarter, consolidated revenue totaled $124.6 million, down just slightly from $125.3 million in the corresponding period last year. However, when taking into account that we eliminated approximately $35 million of less profitable, higher claims risk business during the past year, the underlying revenue trend is favorable. As Greg stated, revenue will compare on a more apples-to-apples basis starting with the current third fiscal quarter.

Beginning with the first fiscal quarter of this year, we started reporting for our two principal segments—Specialty, which is comprised of the higher margin Talent Magnet™ and RemX® units; and Commercial, which consists of our Light

Industrial and franchise business units.  We believe this reporting is facilitating a better and deeper understanding of RemedyTemp, and exemplifying our strategic focus and the opportunities for growth.

Revenue in the Specialty segment for the 2006 second quarter amounted to $25.3 million, versus $25.8 million last year.

Within this segment, year-over-year clerical revenue declined in the second quarter, primarily due to the restructuring of offices within Talent Magnet™ and the closure of offices not meeting profit goals. The Talent Magnet business accounted for 47% of the segment’s revenue for the fiscal 2006 second quarter, versus 56% last year.

RemX® comprised roughly 53% of this segment’s revenue, increasing nearly 19%, compared with approximately 44% of revenue in last year’s second quarter. With RemX® gross margins of nearly 40%, it is clear to see the type of strong contributor this unit has become. RemX®, by the way, is now contributing consistently to operating profit and continuing its solid organic growth for the quarter.

Our smallest operation, direct-hire, which is primarily driven through the Specialty segment, experienced 46.9% revenue growth for the second quarter of fiscal 2006 over the corresponding prior year period, representing the 14th consecutive quarter of revenue increases. This operation, which has a gross margin of essentially 100%, comprised 13% of the specialty segment’s revenue and 3.4% of the Company’s total revenue, up from 2.3% last year.

The Specialty segment recorded operating income for the 2006 second quarter of $574,000, compared with an operating loss of $183,000 last year. We believe there is significant further opportunity for operating margin expansion in this segment.

Revenue for the Commercial segment was $99.3 million for the 2006 second quarter, almost equal to the $99.5 million last year, with the slight decline due to the exited accounts. Operating contribution rose 14% to $6.6 million from $5.8 million a year ago.

Within the Commercial segment, Light Industrial comprised 50.8% of total revenue for the second quarter of fiscal 2006, compared with 51.8% year ago. Light industrial revenue was down 2.1% compared with the second quarter last year, essentially all directly attributable to the exited accounts.

On a consolidated basis, gross margin for the second quarter rose to 21.7% from 19.8% a year ago, and gross profit dollars rose 8.8%, or $2.2 million, to $27.0 million from $24.8 million last year.

Lower workers’ comp expense helped generate the gross margin increase, accounting for about 1.2 percentage points; our direct-hire business accounted for approximately 0.9 percentage points of the increase; improved mix and pricing, helped us achieve a 0.1 percentage point increase; offset somewhat by the negative impact of other burdens, equating to 0.3 percentage points. Included in this improvement in workers’ compensation is an accrual adjustment of $1.1 million related to prior periods. This adjustment is based on our actuarial analysis and favorable trends in the frequency of claims. This favorable adjustment was somewhat offset by an accrued liability of $492,000 in cost of goods sold and $191,000 in interest expense for state unemployment insurance related to the acquisition of our Tennessee franchise in 2003.

Improved workers’ compensation costs should continue to benefit our performance in fiscal 2007. Workers’ compensation expense continues to drop for several reasons. First, we are experiencing a reduced severity of claims, largely reflecting our changed strategies in the type of assignments we accept, the way we screen associates, improvements in our business mix, and our claims handling. We also are benefiting from California legislative reforms that are now fully in place.

I mentioned earlier, and you have heard us speak about this before, that part of our strategy has been to concentrate on smaller and mid-sized-sized accounts, which by their nature command greater margins. These are customers that generate annual revenue with us of less than $5 million. The smaller account focus is part of all our business units and generated more than 75.5% of total revenue for the 2006 second quarter, compared with 71.7% a year ago.

Our largest individual client represented less than 4% of total revenue for the second quarter, and our ten largest customers combined comprised 21%. The total customer count for the quarter, as anticipated, was down 7.8% for the quarter, reflecting the elimination of lower margin accounts and 30 office closures since the second quarter of fiscal 2005

On a consolidated basis, revenue continues to improve, with clerical and professional representing 30.7% of total company revenue in the second quarter versus 31.0% in the same period last year.

For the past three years, we have been consistently working to create broader geographic balance. For the 2006 second quarter, 63.3% of our total revenue was generated outside of California, compared with 60.6% last year.

During the second quarter, our licensees generated a 1.7% increase in revenue over the prior year period, contributing to a 4.4% increase in licensee gross profit. This positive trend began about a year ago.

Selling and administrative expense for the second quarter was 1.9% lower than that of a year ago and represented 15.2% of total revenue, versus 15.5% last year. SG & A represented 70.3% of gross profit in the 2006 second quarter, compared with 77.9% a year ago.

Depreciation and amortization expense also was lower for the 2006 second quarter, versus the corresponding period last year.

All of this translated to net income of $568,000, equal to $0.06 per fully diluted share, for the second quarter. For the corresponding second quarter last year, we sustained a $1.4 million, or $0.15 per share, net loss.

Day’s sales outstanding for the quarter amounted to 43.5 days, compared with 42.3 days a year ago. The over-60-days portion is about 5%.

I am not going to repeat all of the details for the year-to-date period, other than saying that consolidated revenue for the first half of this current year amounted to $258.6 million versus $262.6 million for the first six months of the prior year. We achieved net income of $2.7 million, equal to $0.28 per fully diluted share, compared with a net loss of $1.4 million, or $0.16 per share, last year.

RemedyTemp has always maintained a solid, conservative balance sheet. Cash and investments amounted to $54.4 million, with approximately $23.2 million of that amount in restricted cash and investments, pledged to collateralize workers’ compensation claims. Those funds are invested for the Company’s benefit. The restricted cash amount can be reduced by substituting letters of credit to the extent RemedyTemp has availability under its credit facility. At the end of the quarter, available capacity was $14.2 million.

The current ratio at April 2, 2006 was approximately 2.5x. Shareholders’ equity totaled $65.0 million, and we continue to have no debt.

At the close of the second quarter, there were 230 offices in 35 states, of which 132 were Company-owned, including 37 RemX® offices, and 98 licensed or franchise locations. Approximately 60.8% of revenue for the quarter was derived from Company-owned operations, versus 61.7% last year.

I will now turn the call back to Greg.

Greg Palmer

Thanks, Monty.

Fiscal 2006 is proving to be the year in which we are truly beginning to leverage the investments and cost reduction measures made over the past several years to help us achieve sustainable, profitable growth.

And it is proving to be the year that shareholders will benefit, too, as per the transaction we announced this morning, which, as I mentioned earlier, has the unanimous support of the RemedyTemp board of directors. Three of our board members, including myself, our chairman, Paul Mikos, and our founder, Bob McDonough, have entered voting agreements with the buyer to support the transaction, representing approximately 24% of RemedyTemp’s shares.

Once completed, the combined company will have revenues of more than $1 billion and will become a very formidable national leader in our industry.

Until we get further along in the process, there is not really too much more we can comment on, but in case there are any questions that we are able to answer, we’d be pleased to do so.

Operator, would you please assemble the Q&A roster?

Closing remarks following the Q and A:

We appreciate your continuing support of RemedyTemp and thank you for joining us today, especially on such short notice. As the transaction proceeds, we’ll keep you informed, but as always, please contact either of us, at any time, should questions arise.

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